Exhibit 99.1

CONTACT:	Kim Rudd
Executive Assistant
(585) 784-3324

Investors and Media: Melanie Dambre
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. EXPANDS SENIOR LEADERSHIP TEAM TO SUPPORT

MONRO.FORWARD STRATEGY

~ Jerry Alessia Appointed Senior Vice President of Tire Merchandising ~

~ Avi Dasgupta Appointed Vice President of IT Infrastructure and Data Architecture ~

ROCHESTER, N.Y. – July 31, 2018 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced the appointments of Jerry Alessia as Senior Vice President of Tire Merchandising and Avi Dasgupta as Vice President of Information Technology (IT) Infrastructure and Data Architecture, effective immediately.

In his new role, Alessia will oversee all elements of Monro’s tire merchandising operation as the Company works to optimize its tire assortment as part of its Monro.Forward strategy. Alessia joins Monro with over twenty-seven years of industry experience at large, national retailers. This includes twelve years at Goodyear Tire, where he served in a number of roles focusing on retail store management, best practices, category management and strategic pricing administration. Most recently, he served as General Manager of Multi-Category Retailers and Business Development, where he led the development and execution of sales and operations strategies across new business prospects and several key corporate accounts. Prior to Goodyear, Alessia held numerous roles at Sears Holdings Corporation, including Director of Customer Care and Operations. He holds a Master of Science in Human Resource Management and Development from the National Louis University and a Bachelor’s degree from Illinois State University. He will report to Brett Ponton, President and Chief Executive Officer.

Dasgupta will oversee the expansion of Monro’s IT infrastructure and data capabilities, supporting a number of Monro.Forward initiatives that will be rolled out in the coming months. Dasgupta joins Monro with over twenty-five years of IT experience at a number of industry-leading companies, including Constellation Brands and Xerox Corporation. Dasgupta brings key expertise in delivering large-scale IT solutions for business transformation initiatives through on-premise and cloud technologies. Most recently, he served as the Vice President of Application Delivery at Constellation Brands, where he was instrumental in providing leadership for strategy development and execution of business transformation programs in the Wine and Spirits operations division. Prior to Constellation Brands, Dasgupta was a Director of Project Management at Xerox Corporation, where he was responsible for overseeing the execution of large transformational programs, including the successful rollout of a multi-million dollar state-of-the-art device connectivity program. He holds an M.B.A. with a concentration in Competitive Strategy from the University of Rochester, Simon School of Business, a Master’s degree in Computer Science from the College of William & Mary and a Bachelor’s degree from Jadavpur University. He will report to Brian D’Ambrosia, Senior Vice President of Finance and Chief Financial Officer.

Brett Ponton, President and Chief Executive Officer said, “These appointments are great additions to our leadership team as we continue to focus on optimizing our tire strategy and investing in technology to support our Monro.Forward initiatives. Jerry and Avi have solid track records of success in their respective fields, and bring in-depth expertise and value to our leadership team. Jerry brings a deep understanding of tires and retail operations, as well as both tire assortment and category management expertise. Avi brings extensive technological expertise, having implemented a number of successful IT-solution programs to support business transformation initiatives. I am thrilled to welcome both Jerry and Avi to the Monro team and look forward to their contributions.”

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,175 Company-operated stores, 98 franchised locations, nine wholesale locations and three retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 27 states, serving the Mid-Atlantic and New England regions and portions of the Great Lakes, Midwest and Southeast. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on The Nasdaq Stock Market under the symbol MNRO.